Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in the Registration Statements (Nos. 333-147409 and 333-156614) on Form S-8 of our report dated June 25, 2012 relating to the statement of net assets available for benefits of First Horizon National Corporation Savings Plan as of December 31, 2011, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of First Horizon National Corporation Savings Plan.

/s/ Mayer Hoffman McCann P.C.

Memphis, Tennessee
June 25, 2012